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                                    October 9, 1996



Candela Corporation
530 Boston Post Road
Wayland, MA 01778


         Re:  Candela Corporation
              Registration Statement on Form S-3
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Dear Sirs:

         We are acting as counsel for Candela Corporation, a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 891,321 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be sold by (i) certain former stockholders of Spa Management, Inc. and (ii) by Signatronics Asset Holdings Private Limited.

         We have examined such documents, records and matters of law as we have deemed necessary for this opinion.

     We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

   Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                  Very truly yours,

                                  /s/Testa, Hurwitz & Thibeault, LLP
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                                  TESTA, HURWITZ & THIBEAULT, LLP